EXHIBIT 99.1

January 29, 2024

Pharma-Bio Serv Announces Full Year Results

DORADO, PUERTO RICO / ACCESSWIRE / January 29, 2024 / Pharma-Bio Serv, Inc. ("Pharma-Bio Serv" or the "Company") (OTCQB:PBSV), a regulatory affairs, quality, compliance, project management and technology transfer support consulting firm that provides services to the pharmaceutical, biotechnology, medical device, cosmetic, food and allied products industries, today announced that revenues for the year ended October 31, 2023 were approximately $17.0 million, a decrease of approximately $2.4 million when compared to last year. Additionally, net income for the year ended October 31, 2023 was approximately $1.3 million, an improvement of approximately $0.3 million when compared to last year.

“During fiscal year 2023, we were able to capitalize on our strategy of exploiting opportunities in new markets, which yielded an improvement in our overall gross profit of 4.6 percentage points when compared to last year. We continue to pursue the robust opportunities in targeted markets, while also expanding our efforts to achieve external growth and maximize shareholder value,” stated Mr. Sanchez, Chief Executive Officer of the Company.

Mr. Sanchez continued, “As previously announced, the Company’s Board of Directors approved a Special Dividend of $0.075 per share payable on or about February 15, 2024, to shareholders of record at the close of business on January 30, 2024. We believe this dividend underscores our commitment to deliver value to our shareholders and our confidence in our business plan.”

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv services the Puerto Rico, United States, Europe and Latin America markets. Pharma-Bio Serv's core business is FDA and international agencies regulatory compliance consulting related services. The Company's global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2023, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709

SOURCE: Pharma-Bio Serv Inc.